Exhibit 99.1

SCM Microsystems Reports 2006 Fourth Quarter and Year End Results

Completion of restructuring and consolidation activities yields operating profit in fourth quarter

          FREMONT, Calif., March 20 /PRNewswire-FirstCall/ -- SCM Microsystems, Inc. (Nasdaq: SCMM, Prime Standard: SMY), a leading provider of solutions that open the Digital World, today announced final results for its fourth quarter and fiscal year ended December 31, 2006.

          Financial results contained in this release reflect continuing operations of the Company’s PC Security and Flash Media Reader businesses only. The Company completed the sale of its Digital TV solutions business in May 2006; therefore, financial results for the Digital TV solutions business are being accounted for as discontinued operations.

          Fourth Quarter 2006 Results

          Revenues from continuing operations in the fourth quarter of 2006 were $9.4 million, in line with the Company’s February 7, 2007 guidance of revenue near the high end of the range of $8.5 million to $9.5 million, and up 27% from revenues of $7.4 million in the fourth quarter of 2005. By product segment, fourth quarter 2006 revenues included $7.3 million for the PC Security business from sales of smart card readers and other products for secure network and physical access, an increase of 51% from sales of $4.8 million in the fourth quarter of 2005; and $2.1 million for the Flash Media Reader business from sales of OEM digital media reader technology, down 17% from sales of $2.6 million in the fourth quarter of 2005. Lower Flash Media Reader revenues primarily resulted from product pricing decreases. Increased sales of smart card readers were driven primarily by greater demand for readers for applications such as secure network and facility access for military personnel and corporate enterprises.

          Gross margin in the fourth quarter of 2006 was 42%, compared with the Company’s February 7, 2007 guidance for gross margin of approximately 40%. Gross margin benefited from a reduction in operations personnel costs, price negotiations with contract manufacturers and tighter inventory control in the quarter, all of which resulted from measures initiated earlier in the year. These measures also resulted in an increase of annualized inventory turns from 4.1 in the fourth quarter of 2005 to 10.0 in the fourth quarter 2006.

          Operating expenses in the fourth quarter of 2006, as reported in accordance with GAAP, were $3.5 million, in line with the Company’s February 7, 2007 guidance of operating expenses between $3.3 million and $3.6 million, and down 38% from average operating expenses of $5.7 million for the first three quarters of 2006. Lower expense levels in the fourth quarter of 2006 primarily reflect the full benefit of the consolidation and outsourcing actions taken by the Company earlier in the year, which primarily reduced general and administrative costs.

          Operating income, as reported in accordance with GAAP, was $0.4 million in the fourth quarter of 2006, compared with an operating loss of $2.6 million in the fourth quarter of 2005.

          Income from continuing operations for the fourth quarter of 2006, as reported in accordance with GAAP, was $0.7 million, or $0.05 per share, compared with loss from continuing operations, as reported in accordance with GAAP, of $(2.2) million, or $(0.14) per share, in the fourth quarter of 2005.

           Total net income in the fourth quarter of 2006, as reported in accordance with GAAP, was $1.3 million, including a gain from discontinued operations during the quarter of $0.7 million. The gain from discontinued operations mainly resulted from the release of income tax accruals related to locations in which the Company has ceased operations.

          Full Year 2006 Results

          Revenues for the year ended December 31, 2006 were $33.6 million, in line with the Company’s February 7, 2007 guidance for revenues above $33 million and up 20% compared with revenues of $27.9 million in fiscal 2005. By product segment, 2006 revenues included $23.7 million for the Company’s PC Security business from sales of smart card readers and other products for secure network and physical access, an increase of 36% from sales of $17.4 million in 2005; and $9.9 million for the Company’s Flash Media Reader business from sales of OEM digital media reader technology, down 6% from sales of $10.5 million in 2005. Gross margin in 2006 was 35%, compared with 39% in 2005. Loss from continuing operations in 2006, as reported in accordance with GAAP, was ($7.7) million, or ($0.49) per share, compared with GAAP loss from continuing operations of $(8.2) million, or ($0.53) per share in 2005.

          Total net income in 2006, as reported in accordance with GAAP, was $1.0 million, including a gain from discontinued operations of $3.5 million and a gain on the sale of discontinued operations of $5.2 million.

          The Company ended fiscal 2006 with cash and cash equivalents of $36.9 million, compared with $32.4 million as of December 31, 2005.

          Robert Schneider, chief executive officer of SCM Microsystems commented, “In 2006 we focused on streamlining our operations and lowering our expense base, through the completion of steps to outsource our manufacturing, the transfer of corporate and compliance functions to Germany, and the implementation of successful product cost and inventory reduction programs. The result of these strategies was a significant reduction in our fixed expense levels and a profitable fourth quarter. We are very pleased with the progress we have made in 2006 and expect to continue to pursue these strategies going forward.

          “SCM’s revenue growth in 2006 and our expected growth going forward is founded on our strength as a trusted supplier of readers for smart card-based security applications and the projected growth in demand for these readers. In 2006 several of our readers were proven compliant with U.S. Homeland Security Presidential Directive (HSPD)-12 and approved for inclusion on the General Services Administration Approved Product List. Our readers are predominantly used to read the nearly four million active cards that have been issued to Department of Defense personnel under the Common Access Card (CAC) program, a predecessor to HSPD-12. We also supplied our first readers for the European e- passport industry, as governments began to comply with U.S. requirements for biometric electronic border documentation that became effective in late 2006. And as the first manufacturer to develop a Secure Interoperable Chip Card Terminal (SICCT) that fulfills all requirements for the German electronic health card program, we expect to be a significant provider to this program as it begins the planned deployment of cards to 82 million citizens in 2007. We believe our strong product portfolio and our long history of involvement with leading players and emerging standards in the smart card industry will allow us to capitalize on the growth taking place in smart card programs in the coming years.”

          Guidance

          The Company expects to achieve revenue growth of 15% to 20% in 2007, which would result in revenues between $38.6 million and $40.3 million for the year ended December 31, 2007. This revenue growth estimate is based on the Company’s current expectations for flat sales of smart card readers in the first half of the year 2007 compared to the prior year period and anticipated increases in sales of the Company’s smart card readers in the second half of the year from the projected expansion of various government and enterprise security programs using smart cards, such as e-passport, e-health and secure access for employees. The Company further expects gross margin of approximately 40% and to realize an operating profit for 2007 as a whole.

          Additional Information

          SCM does not plan to hold a conference call or webcast to discuss the results of its 2006 fourth quarter and year end.  For more information on SCM’s fiscal 2006 results, please see the Company’s Annual Report on Form 10-K for year ended December 31, 2006, filed with the U.S. Securities and Exchange Commission on March 20, 2007.

          About SCM Microsystems

          SCM Microsystems is a leading supplier of solutions that open the Digital World by enabling people to conveniently access digital content and services. The company develops, markets and sells the industry’s broadest range of smart card reader technology for secure PC, network and physical access and digital media readers for transfer of digital content to OEM customers in the government, financial, enterprise, consumer electronics and photographic equipment markets worldwide. Global headquarters are in Ismaning, Germany. For additional information, visit the SCM Microsystems web site at www.scmmicro.com.

          NOTE:  This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These include, without limitation, our statements regarding our expectations that we will achieve revenue growth of 15%-20% in fiscal 2007, that we will achieve gross margin of approximately 40% and that we will record operating profit for the full year 2007; and our expectation for increased revenues from sales of our smart card readers for financial, government and enterprise security programs, in particular e-passport and e-health projects. These statements are subject to risks and uncertainties which may cause actual results to differ materially from those contemplated herein. Our financial results may not meet expectations. Some of the risks and uncertainties that could cause our actual business and operating results to differ include, but are not limited to, our ability to grow market share and revenues based on a strategy of participating in specific early stage markets; our ability to successfully develop and introduce new products that satisfy the evolving and increasingly complex requirements of customers; the markets in which we participate or target may not grow, converge or standardize at anticipated rates or at all, including the government and enterprise security e-passport and e-health markets described above; we may not successfully compete in the markets in which we participate or target; competitors could take market share or create pricing pressure; and we may not be successful in maintaining operating expenses at current or lower levels. For a discussion of further risks and uncertainties related to our business, please refer to our public company reports, including our Annual Report on Form 10-K for the year ended December 31, 2006 filed with the U.S. Securities and Exchange Commission.

          All trade names are trademarks or registered trademarks of their respective holders.

SCM MICROSYSTEMS, INC.
Condensed Consolidated Statements of Operations
(in thousands, except per share data)
(unaudited, except for twelve month figures)

	Three months ended December 31,		Twelve months ended December 31,

	2006	2005	2006	2005

Revenues	$9,428	$7,402	$33,613	$27,936
Cost of revenues	5,505	4,605	21,756	17,106
Gross margin	3,923	2,797	11,857	10,830
Operating expenses:
Research and development	652	1,133	3,767	4,081
Sales and marketing	1,444	1,759	7,498	7,040
General and administrative	1,210	2,239	7,548	9,198
Amortization of intangibles	170	161	666	673
Restructuring and other charges (credits)	54	145	1,120	319
Total operating expenses	3,530	5,437	20,599	21,311
Income (loss) from operations	393	(2,640)	(8,742)	(10,481)
Interest and other, net	316	447	1,125	2,476
Income (loss) from continuing operations before income taxes	709	(2,193)	(7,617)	(8,005)
Benefit (provision) for income taxes	(26)	(24)	(73)	(150)
Income (loss) from continuing operations	682	(2,217)	(7,690)	(8,155)
Gain (loss) from discontinued operations	715	497	3,508	(2,109)
Gain (loss) on sale of discontinued operations	(63)	(2,097)	5,224	(2,171)
Net income (loss)	$1,334	$(3,817)	$1,042	$(12,435)
Income (loss) per share from continuing operations:
Basic and diluted	$0.05	$(0.14)	$(0.49)	$(0.53)
Income (loss) per share from discontinued operations:
Basic and diluted	$0.04	$(0.11)	$0.56	$(0.27)
Income (loss) per share:
Basic and diluted	$0.09	$(0.25)	$0.07	$(0.80)
Shares used in computing income (loss) per share:
Basic	15,683	15,576	15,638	15,532
Diluted	15,714	15,576	15,638	15,532

SCM MICROSYSTEMS, INC.
Condensed Consolidated Balance Sheets
(in thousands)

	December 31, 2006	December 31, 2005

ASSETS
Current assets:
Cash, cash equivalents and short-term investments	$36,902	$32,440
Accounts receivable, net	6,583	6,904
Inventories	1,927	6,005
Other current assets	2,489	2,038
Total current assets	47,901	47,387
Property, equipment and other assets, net	3,182	4,468
Intangibles, net	272	879
Total assets	$51,355	$52,734
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$4,572	$5,700
Accrued expenses and other current liabilities	11,362	14,316
Total current liabilities	15,934	20,016
Deferred tax liability	103	101
Stockholders’ equity	35,318	32,617
Total liabilities and stockholders’ equity	$51,355	$52,734

SOURCE  SCM Microsystems, Inc.
          -0-                                        03/20/2007
          /CONTACT:  Stephan Rohaly, Chief Financial Officer, +49 89 9595 5101, srohaly@scmmicro.de, or Darby Dye, Investor Relations-US, +1-510-249-4883, ddye@scmmicro.com, or Manfred Mueller, Investor Relations-Europe, +49 89 9595 5140, mmueller@scmmicro.de, all of SCM Microsystems, Inc./
          /Web site:  http://www.scmmicro.com/
          (SCMM)